UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.                        )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MICROVISION, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, June 5, 2024

at 9:00 a.m. Pacific Time

To the Shareholders of MicroVision, Inc.:

The 2024 Annual Meeting of Shareholders of MicroVision, Inc., a Delaware corporation, will be held on Wednesday, June 5, 2024 at 9:00 a.m., Pacific Time. The Annual Meeting will be a virtual meeting held online at www.virtualshareholdermeeting.com/MVIS2024 via a live webcast. Shareholders of record at the close of business on April 8, 2024 and holders of proxies for those shareholders may attend and vote at the Annual Meeting. You will be able to vote and submit questions online through the virtual meeting platform during the Annual Meeting. You will not be able to attend the Annual Meeting in person.

The meeting is being held for the following purposes, each of which is more fully described in the accompanying proxy statement:

1.	To elect the eight director nominees named in the accompanying proxy statement to serve until the next annual meeting;

2.	To conduct an advisory vote on executive compensation;

3.	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and

4.	To transact any other business properly presented at the meeting.

Your vote is important to us. You may vote via the internet, by telephone, or by signing, dating, and returning the enclosed proxy card. If you are voting via the internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on Tuesday, June 4, 2024. For specific voting instructions, please refer to the information provided in the following proxy statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the internet.

Thank you for your ongoing support of MicroVision.

By Order of the Board of Directors,

Drew G. Markham
Corporate Secretary

Redmond, Washington
April 29, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 5, 2024. The proxy statement and the annual report to shareholders for the fiscal year ended December 31, 2023 have been mailed to shareholders and are available at https://ir.microvision.com/sec-filings.

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

June 5, 2024

-i-

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me these Proxy Materials?

A:	We sent you this proxy statement and the enclosed proxy card to you because our Board of Directors is soliciting your proxy to vote at the 2024 Annual Meeting of Shareholders. The Annual Meeting will be held virtually on June 5, 2024 at 9:00 a.m. Pacific Time, at www.virtualshareholdermeeting.com/MVIS2024. You will be able to virtually attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast through the link. You will need the 16-digit control number provided on your proxy card (if applicable).

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may simply vote your shares by telephone or over the internet in accordance with the instructions contained on the proxy card. You may also complete, sign, date, and return the enclosed proxy card to the address in the instructions. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

On April 8, 2024, the record date, there were 206,055,543 shares of MicroVision common stock outstanding. If you owned shares of our common stock at the close of business on the record date, you are entitled to one vote for each share of common stock you owned as of that date. We made this proxy statement available on or about April 29, 2024 to all shareholders entitled to vote their shares at the Annual Meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of common stock that you owned on the record date. Your proxy card will indicate the number of shares.

Q:	How do I vote by proxy?

A:	If you properly cast your vote by either voting your proxy by telephone or via the internet or executing and returning the proxy card, and your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

“FOR” the election of each of the eight nominees for director named in this proxy statement;

“FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement under the heading Executive Compensation (commonly referred to as “say-on-pay”); and

“FOR” ratification of the selection of Moss Adams LLP as our independent registered public accounting firm.

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we printed this proxy statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

Q:	May my broker vote for me?

A:	Under the relevant self-regulatory organization and Securities and Exchange Commission rules, if your broker holds your shares in its “street” name, the broker may vote your shares on routine matters even if it does not receive instructions from you, but the broker may not vote your shares on matters that are not routine unless it receives instructions from you. At the Annual Meeting your broker may, without instructions from you, vote on Proposal 3, but may not vote on the other proposals. We encourage you, however, to instruct your broker on all proposals as, even if the rules permit, your broker may choose not to exercise its discretion to vote your shares without receiving your instruction.

Q:	What are abstentions and broker non-votes?

A:	An abstention represents the action by a shareholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a shareholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Q:	May I revoke my proxy?

A:	Yes. You may change your mind after you send in your proxy card or vote your shares by telephone or via the internet by following these procedures. To revoke your proxy:

●	Vote again by telephone or internet;

●	Send in another signed proxy card with a later date;

●	Send a letter revoking your proxy to our Corporate Secretary at our headquarters office in Redmond, Washington; or

●	Attend the virtual Annual Meeting and vote during the meeting.

Q:	Is cumulative voting permitted for the election of directors?

A:	No. Neither our charter nor our bylaws permit cumulative voting at any election of directors.

Q:	How do I vote in person at the virtual meeting?

A:	You may attend the virtual meeting via the internet and vote during the meeting. Shareholders may attend, vote, and submit questions in the Annual Meeting by visiting the www.virtualshareholdermeeting.com/MVIS2024. You will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the meeting. Shares for which you are the beneficial owner but not the shareholder of record also may be voted electronically during the meeting. However, even if you plan to attend the Annual Meeting virtually, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is one-third of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve the election of directors (Proposal 1)?

A:	Each nominee for director presented in Proposal 1 must be elected by a plurality of the votes properly cast, which means the eight nominees for director who receive the most “for” votes at the Annual Meeting will be elected. So, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee. Abstentions and broker non-votes will have no effect on the outcome of voting for directors.

Q:	What vote is required to approve the vote on the compensation of our named executive officers (Proposal 2)?

A:	For Proposal 2, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Because Proposal 2 is a non-binding advisory vote, there is technically no minimum vote requirement for that proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	What vote is required to ratify the selection of Moss Adams LLP as our independent registered public accounting firm (Proposal 3)?

A:	The affirmative vote of a majority of the votes properly cast on the proposal at the Annual Meeting is required to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	Is voting confidential?

A:	We keep all the proxies and ballots private as a matter of practice.

Q:	Who pays the costs of soliciting these proxies?

A:	MicroVision will pay all the costs of soliciting these proxies. Some of our officers and other employees also may, but without compensation other than their regular compensation, solicit proxies by mail or personal conversations, or by telephone or other electronic means. We will also reimburse banks, brokers, nominees, fiduciaries and solicitors, for the expenses they incur in forwarding the proxy materials to you.

Q:	How can I opt out of receiving paper copies of proxy materials?

A:

Instead of receiving paper copies of MicroVision’s Annual Report and Proxy Statement in the mail, registered shareholders can elect to receive these communications electronically. Your election to receive future proxy materials electronically would result in expedited delivery of your materials, conserve natural resources and reduce MicroVision’s printing and mailing costs. For additional information or to elect this option, please access www.proxyvote.com.

Many brokers and banks also offer electronic delivery of proxy materials to their clients. If you are a beneficial owner of MicroVision stock, please contact your broker, bank or other holder of record to find out whether this service is available to you.

Q:	Who should I contact if I have any questions?

A:	If you have any questions about the Annual Meeting, voting or your ownership of MicroVision common stock, please send an e-mail to ir@microvision.com.

PROPOSAL ONE—ELECTION OF DIRECTORS

Our Board of Directors is elected each year at the Annual Meeting of Shareholders. We currently have seven directors. Upon the recommendation of the Nominating & Governance Committee, the Board has nominated the eight individuals listed below for election at the Annual Meeting, six of whom currently serve as MicroVision directors. The remaining two nominees have not previously served as MicroVision directors. If these individuals are elected, the Board will have eight members immediately following the Annual Meeting and, accordingly, the Board has authorized the increase of its size to eight members effective immediately following the Annual Meeting. These nominees bring a wide variety of relevant skills, professional experience, and backgrounds, as well as diverse viewpoints and perspectives to represent the long-term interests of shareholders and to fulfill the leadership and oversight responsibilities of the Board.

If any nominee listed below is unable to stand for election at the Annual Meeting, the persons named as proxies may vote any person designated by the Board to replace the nominee. Alternatively, the proxies may vote for the remaining nominees and leave a vacancy that the Board may fill later, or the Board may reduce the authorized number of directors. As of the date of this Proxy Statement, the Board is not aware that any nominee is or will be unable to stand for election. Proxies received from shareholders, unless directed otherwise, will be voted FOR the election of the nominees listed below.

Each director elected at the Annual Meeting will serve until MicroVision’s 2025 Annual Meeting of Shareholders or until they are succeeded by another qualified director who has been elected, or, if earlier, until their death, resignation, or removal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOLLOWING DIRECTOR NOMINEES.

Set forth below are the name, position held, age, and other relevant data pertaining to each of our director nominees. The principal occupation and recent employment history of each director nominee is described below, and the number of shares of common stock beneficially owned by each as of March 1, 2024 is set forth in the section of this Proxy Statement entitled, “Information About MicroVision Common Stock Ownership.”

Simon Biddiscombe Independent Director

Director since 2018

Age 56

Board Committees:

● Compensation, Chair

● Audit

Key Expertise:

● Executive Leadership

● Business Strategy

● Financial & accounting

● Technology & Innovation

● Public Board Service & Governance

● Transportation & Mobility Industries

Mr. Biddiscombe serves as Chief Financial Officer of privately held Third Wave Automation, a provider of high-reach autonomous forklifts, since August 2022. He also served as Executive Partner at Thomas H. Lee Partners, a premier private equity firm investing in middle market growth companies, from May 2022 to October 2023. Mr. Biddiscombe was Chief Executive Officer and a board member at publicly traded MobileIron, Inc., a security software provider for the digital enterprise protecting corporate data across apps, networks, and clouds, from October 2017 until its sale to Ivanti, Inc. in December 2020. From May 2015 to October 2017, Mr. Biddiscombe served as MobileIron’s Chief Financial Officer. From September 2014 to April 2015, he was Chief Financial Officer at ServiceSource International, Inc., a publicly traded global outsourced go-to-market services provider. He previously served in several executive leadership roles including Chief Financial Officer and Chief Executive Officer at QLogic, Chief Financial Officer at Mindspeed Technologies, and Chief Financial Officer at Wyle Electronics. He began his career at PricewaterhouseCoopers LLP where he spent nine years, including the firm’s Silicon Valley technology accounting and audit practice. Mr. Biddiscombe holds a BA in business studies from the University of Glamorgan and is a Fellow of the Institute of Chartered Accountants in England and Wales.

Robert P. Carlile Chair of the Board & Lead Independent Director

Director since 2017

Age 68

Board Committees:

● Compensation

● Nominating & Governance

Key Expertise:

● Executive Leadership

● Business Strategy

● Financial & accounting

● Public Board Service & Governance

Mr. Carlile became a director in March 2017 and was appointed as Chairman of the Board in June 2022. Mr. Carlile was a partner at KPMG LLP from 2002 to 2016, and a partner at Arthur Andersen LLP from 1987 to 2002. During his 39-year career in public accounting, Mr. Carlile served as the lead audit partner on numerous public company engagements operating across different industries including technology, retail, transportation, bio-science, and manufacturing. In addition to his experience as a lead audit partner, Mr. Carlile held a variety of operating leadership positions at KPMG and Arthur Andersen in the Pacific Northwest. Since 2019, Mr. Carlile has served on the Board of Directors of publicly traded Expeditors International where he is the Chairman of the Board. Mr. Carlile also serves on the Board of Directors of Virginia Mason Franciscan Health and is a past Chairman of the Northwest Chapter Board of the National Association of Corporate Directors (NACD).

Jeffrey A. Herbst Independent Director

Director since 2022

Age 59

Board Committees:

● Audit

● Strategic

Key Expertise:

● Executive Leadership

● Business Strategy

● Financial & Accounting

● Technology & Innovation

● Public Board Service & Governance

Mr. Herbst is Co-Founding Managing Partner of GFT Ventures, a venture capital firm focused on investing in early-stage technology companies primarily located in the U.S. and Israel. Prior to launching GFT Ventures in March 2021, Mr. Herbst served in various roles at NVIDIA Corporation from December 2001 to July 2021, most recently serving as Vice President of Business Development where he built an ecosystem of accelerated computing applications spanning the domains of AI, data science, autonomous machines, and graphics and visualization. Prior to that, he practiced as an attorney with Wilson Sonsini Goodrich & Rosati. Mr. Herbst holds a J.D. degree from Stanford University and a B.S. degree with honors in computer science from Brown University.

Peter Schabert

Independent Director Nominee

Mr. Schabert is currently a management consultant advising companies in the automotive supply industry. He previously served as President and Chief Executive Officer of Beijing Benz Automotive Co., Ltd, from August 2015 until his retirement in April 2017. Mr. Schabert spent 31 years at Daimler AG, serving in various leadership roles, including head of global powertrain production, and site manager of several Mercedes-Benz manufacturing sites serving in locations throughout Germany, China, and the U.S. Mr. Schabert holds a mechanical engineering degree from Technische Universität Braunschweig.

Nominated in April 2024 Age 69 Board Committees: None Key Expertise: ● Executive Leadership ● Business Strategy ● Transportation & Mobility Industries

Jada Smith

Independent Director Nominee

Ms. Smith is Senior Vice President, Product Strategy & Delivery at Karma Automotive, a privately held ultra-luxury electric vehicle manufacturer, a role she has held since December 2023. Previously, Ms. Smith served in several roles at Aptiv PLC, a publicly traded global technology company serving the automotive industry. At Aptiv, Ms. Smith served as Senior Program Director, Ford, from February 2022 to November 2022, Global Engineering Director, Software Platform, from November 2020 to August 2022, Global Director of Program Management, Connection Systems, from June 2020 to November 2020, Director Program Management, NA Connection Systems, from September 2019 to June 2020, and Vice President Advanced Engineering from July 2017 to September 2019. Prior to Aptiv, Ms. Smith spent nearly 13 years in various engineering roles at Delphi Automotive PLC, a publicly traded high-technology company serving the automotive and transportation sectors. In 2017, Delphi completed the spin-off transaction that created Aptiv PLC. Since September 2019, Ms. Smith has served on the Board of Directors of the nonprofit Center for Automotive Research. Ms. Smith has a Master of Business Administration Degree from Indiana University Kokomo and a B.S. Degree in Electrical Engineering Technology from Purdue University.

Nominated in April 2024 Age 46 Board Committees: None Key Expertise: ● Business Strategy ● Technology & Innovation ● Transportation & Mobility Industries

Mark B. Spitzer

Independent Director

Dr. Spitzer is a Fellow of the American Physical Society and a Senior member of the Institute of Electrical and Electronic Engineers. Beginning in 2012, Dr. Spitzer served as the Director of Operations for Project Glass at Google X (now X Development LLC), moving to the virtual reality team at Google in 2015 and retiring from Google in 2017. Prior to Google, Dr. Spitzer founded The MicroOptical Corporation (eventually renamed Myvu Corporation) in 1996, where he served as Chief Executive Officer. In the early 1990s, Dr. Spitzer served as Principal Scientist at Kopin Corporation. In 2014, Dr. Spitzer received the Special Recognition Award from the Society for Information Display for contributions to the development of active-matrix liquid-crystal microdisplays, microdisplay viewing optics, and wearable computer technology. He has 70 patents in the fields of photovoltaics, micro-displays, micro-electromechanical systems (MEMS), optics, augmented reality and virtual reality. Dr. Spitzer received a B.A. with distinction in physics at Boston University and a Ph.D. in physics at Brown University.

Director since 2020 Age 70 Board Committees: ● Nominating & Governance ● Strategic, Chair Key Expertise: ● Executive Leadership ● Business Strategy ● Technology & Innovation

Sumit Sharma Chief Executive Officer & Director	Director since 2020 Age 50 Key Expertise: ● Executive Leadership ● Business Strategy ● Technology & Innovation ● Transportation & Mobility Industries

Mr. Sharma has served as Chief Executive Officer of MicroVision, Inc. since February 2020, and served as Chief Operating Officer from June 2018 to February 2020, after serving as Vice President of Product Engineering and Operations since February 2017 and Vice President and Senior Director of Operations since September 2015. Prior to MicroVision, from April 2015 to September 2015, he was a Product Development and Operations consultant at BlueMadison Consulting. From November 2013 to March 2015, he was the Senior Director, Advanced Manufacturing Operations and Technology Development at Jawbone. From March 2011 to October 2013, he was the Head of Manufacturing Operations for project GLASS at Google. Mr. Sharma has extensive experience in optics, wearable technology, product development and qualification for automotive industry. Mr. Sharma also has deep experience in global operations and developing strategic partnerships. A patent holder, Mr. Sharma received his baccalaureate degree in engineering from New Jersey Institute of Technology.

Brian V. Turner Independent Director	Director since 2006 Age 64 Board Committees: ● Audit, Chair ● Strategic Key Expertise: ● Executive Leadership ● Business Strategy ● Financial & Accounting ● Public Board Service & Governance

Mr. Turner serves as Chairman of the Board of Directors and Audit Committee of Iron Horse Acquisitions Corp., a blank check company that consummated its initial public offering in December 2023. Mr. Turner also actively serves on the board of directors of several privately held companies. His extensive executive experience includes serving as Chief Financial Officer of Coinstar Inc., a provider of automated retail solutions, from 2003 to 2009. Prior to that, from 2001 to 2003, he served as Senior Vice President of Operations, Chief Financial Officer and Treasurer of RealNetworks, Inc., a digital media and technology company, and from 1999 to 2001, he was with BSquare Corp., a software company, serving as President and earlier as Chief Financial Officer. From 1995 to 1999, Mr. Turner was Chief Financial Officer and Vice President of Administration of Radisys Corp., an embedded software company. Mr. Turner’s experience also includes 13 years at PricewaterhouseCoopers LLP. Mr. Turner served on the board of directors of Cray Inc. until its sale to Hewlett Packard Enterprises in September 2019. Mr. Turner holds a Bachelor of Business Administration degree from the University of Washington.

BOARD OF DIRECTORS & GOVERNANCE MATTERS

We seek individuals to serve as directors with established strong professional reputations, sophistication and experience in strategic planning, leadership, business management, innovation and in substantive areas that affect our business such as: technology development; sourcing, manufacturing and operations; financing; finance and accounting; business operations; intellectual property strategy and licensing; legal and regulatory; and sales and marketing. We believe that each of our current directors possesses the professional and personal qualifications necessary for Board service.

We are committed to actively refreshing our Board and each committee to promote a healthy mix of perspectives and tenures, which we believe promotes strong Board governance. From time to time, we have engaged a third-party recruiter to identify and recommend diverse and qualified candidates that will complement the existing skill set and expertise of our current Board.

Board Diversity, Gender and Demographics

We value having a Board that reflects diverse perspectives, including those based on gender, race, ethnicity, skills, and experience. Our Board endeavors to seek out women and ethnically diverse director candidates, but we do not have a formal policy with respect to diversity. The eight director nominees for election at our 2024 Annual Meeting bring to our Board a variety of backgrounds, skills, professional and industry experience, and other attributes and perspectives that contribute to the overall diversity of our Board.

The matrix below summarizes gender and certain demographic information reflected in our current Board.

Board Diversity Matrix
	As of April 29, 2024				As of March 24, 2023
Total Number of Directors	7				8
Part I: Gender Identity	Female	Male	Non-Binary	Did not Disclose Gender	Female	Male	Non-Binary	Did not Disclose Gender
Directors	1	6	-	-	2	6	-	-
Part II: Demographic Background
South Asian	0	1	-	-	0	1	-	-
White	1	5	-	-	2	5	-	-
LGBTQ+	-	-	-	-	-	-	-	-
Did Not Disclose Demographic Background	-	-	-	-	-	-	-	-

Board Meetings and Committees

Our Board met eight times and took action by written consent five times during 2023. Each director attended at least 75% of all Board and applicable committee meetings held during 2023. Directors are highly encouraged to attend our annual meeting of shareholders each year, all the directors nominated for election at our 2023 annual meeting and serving on our Board at the time attended our 2023 annual meeting.

The Board has three principal committees performing the functions required of independent directors by applicable the Securities and Exchange Commission, or SEC, rules and Nasdaq listing standards: Audit Committee, Compensation Committee, and Nominating & Governance Committee. Each of these committees meets regularly and has a written charter approved by the Board that is reviewed annually by the respective committee. In addition to these three principal committees, the Board has in the past and may in the future create special committees from time to time.

At each regularly scheduled Board meeting, the Chair of each committee reports on any significant matters addressed by that committee during the quarter. Each director serving on our principal committees is an independent director pursuant to applicable Nasdaq listing standards and SEC rules.

The current charters for each of our principal committees can be found on the investor relations section of our website at www.ir.microvision.com. The composition of our principal committees as of April 29, 2024 was as shown in the table below. We anticipate that some changes in committee composition may be made soon after the 2024 Annual Meeting.

Audit Committee	Compensation Committee	Nominating & Governance Committee
Brian Turner (Chair) Jeffrey Herbst Simon Biddiscombe	Simon Biddiscombe (Chair) Robert Carlile Judith Curran	Judith Curran (Chair) Robert Carlile Mark Spitzer

The Audit Committee

Our Audit Committee:

●	oversees our accounting and financial reporting processes and the audits of our financial statements and internal control over financial reporting;

●	oversees the qualifications, independence, performance, and engagement of our independent registered public accounting firm;

●	oversees our disclosure controls and procedures, and internal audit function;

●	reviews and pre-approves all audit and permitted non-audit services and fees;

●	reviews and approves all related-person transactions;

●	oversees compliance with policies on business ethics and public responsibility; and

●	oversees financial-related risks and the enterprise risk management program, including management of risks related to cybersecurity.

Changes to the composition of the committee in 2023 included the appointment of Simon Biddiscombe as a committee member, replacing Seval Oz. The Audit Committee met four times and took action by written consent one time during 2023.

The “audit committee financial experts” designated by the Board are Simon Biddiscombe, Robert Carlile, Jeffrey Herbst, and Brian Turner, each an independent director. Mr. Biddiscombe has eleven years of experience as a chief financial officer of four public companies and nine years of experience in various roles at PricewaterhouseCoopers LLP. Mr. Carlile has thirty-nine years of experience in various roles in public accounting at KPMG and Arthur Andersen. Mr. Herbst has twenty-two years of experience overseeing venture investments and strategic acquisitions in roles at NVIDIA Corporation and at GFT Ventures, a venture capital firm he co-founded. Mr. Turner has thirteen years of experience as a chief financial officer of four public companies and thirteen years of experience in various roles at PricewaterhouseCoopers LLP.

The Compensation Committee

Our Compensation Committee:

●	oversees our compensation and employee benefit programs, policies, plans and overall compensation philosophy;

●	determines compensation policies for executive officers and employees;

●	reviews the performance, and determines the compensation, of executive officers;

●	approves and oversees equity-related incentive plans and executive bonus plans;

●	evaluate compensation policies and practices as they relate to risk management practices;

●	recommends the compensation program for Board members; and

●	oversees management of people operations and resources, including our culture and diversity, equity, and inclusion initiatives.

The Compensation Committee’s charter provides the committee with the authority to retain a compensation consulting firm in its discretion. Throughout 2023, the Compensation Committee retained Frederic W. Cook & Co., Inc., or F.W. Cook, to provide independent compensation consulting services after assessing the independence and determining that there was no conflict of interest. F. W. Cook advised the Compensation Committee on a variety of matters including executive compensation, pay philosophy, compensation peer group, competitive market information, incentive plan design, emerging best practices in compensation matters and alignment of executive compensation with shareholder interests.

The Compensation Committee also serves as the Plan Administrator for our equity award plans pursuant to authority delegated by the Board. The Committee may delegate its authority when it deems appropriate and in the best interest of the company and when such delegation would not violate applicable law, regulation, or Nasdaq rules or SEC requirements.

Following the 2023 annual shareholder meeting, Mark Spitzer ceased to be a member of the Compensation Committee due to his appointment to the Nominating & Governance Committee. The Compensation Committee met five times and took action by written consent one time during 2023.

The Nominating & Governance Committee

Our Nominating & Governance Committee:

●	counsels the Board of Directors with respect to Board and committee structure and membership;

●	establishes criteria for nomination to the Board and its committees, taking into account the composition of the Board as a whole;

●	identifies, reviews, and recommends director candidates for the Board;

●	recommends directors for election at the annual meeting of shareholders and to fill new or vacant positions;

●	establishes policies with respect to the process by which our shareholders may recommend candidates for consideration for nomination as a director;

●	assesses and monitors, with Board involvement, the performance of the Board; and

●	recommends directors for membership on Board Committee.

Following the 2023 annual shareholder meeting, Mark Spitzer was appointed to the Nominating & Governance Committee to replace Brian Turner. The Nominating & Governance Committee met six times and took action by unanimous written consent one time during 2023.

Independence Determination

No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the company, directly or as an officer, share owner, or partner of an organization that has a relationship with the company. The Board observes all criteria for independence set forth in the Nasdaq listing standards and other governing laws and regulations.

In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable, or other business relationships any director may have with us, either directly or indirectly. As a result of its annual review, the Board has determined that all of the directors and proposed nominees for director, with the exception of Mr. Sharma, are independent and we refer to them throughout this document as the Independent Directors.

The Nasdaq listing standards have both objective tests and a subjective test for determining who is an independent director. The objective tests state, for example, that a director is not considered independent if such director is our employee, or is a partner in, or executive officer of, an entity to which we made, or from which we received, payments in the current or any of the past three fiscal years that exceed the greater of 5% of the recipient’s consolidated gross revenue for that year or $200,000. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. None of the Independent Directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests and reviewed and discussed additional information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Based on all of the foregoing, as required by the Nasdaq listing standards, the Board made a subjective determination as to each Independent Director and proposed nominees for director, that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC, providing that to qualify as “independent” for purposes of membership on that Committee, members of audit committees may not accept, directly or indirectly any consulting, advisory, or other compensatory fee from us other than their director compensation.

Compensation Committee Interlocks and Insider Participation

Mr. Biddiscombe, Mr. Carlile, Ms. Curran and Mr. Spitzer have not at any time during the prior three years been one of our officers or employees. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the company. The Board has oversight responsibility of the processes established to report and monitor systems for the most significant risks applicable to the company. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures and senior management succession planning.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that set forth, expectations and responsibilities for our directors, board committee structure and functions, board leadership responsibilities, and other policies regarding the operations of our Board. Our Corporate Governance Guidelines are available without charge on our Investor Relations section of our website, which is located at https://ir.microvision.com.

Board Leadership Structure

Our Board annually elects a Chair of the Board. The Board has chosen to separate the roles of Chair and Chief Executive Officer. Mr. Carlile currently serves as Chair and Lead Independent Director. In this role, among other duties, Mr. Carlile meets with our Chief Executive Officer and with senior officers as necessary, schedules and presides at meetings of the Board, including meetings of the Independent Directors, serves as a liaison between the Board and our management, approves meeting schedules and agendas, and undertakes other responsibilities designated by the Board. The Board believes that the separate roles of Chief Executive Officer and Chair and Lead Independent Director currently well serve the interests of us and our shareholders. Our Chief Executive Officer can devote his attention to leading the company and focus on our business strategy. The Board believes that our separate Chair and Lead Independent Director provides an appropriate level of independence in the company’s leadership through his review and approval of meeting agendas and his leadership of the Board.

The Nominating & Governance Committee will consider recommendations for directorships submitted by shareholders, or groups of shareholders, that have beneficially owned at least 5% of our outstanding shares of common stock for at least one year prior to the date the nominating shareholder submits a candidate for nomination as a director. A nominating shareholder or group of nominating shareholders may submit only one candidate for consideration. Shareholders who wish the Nominating & Governance Committee to consider their recommendations for nominees for the position of director should submit their request in writing no later than the 120th calendar day before the anniversary of the date of the prior year’s annual meeting proxy statement was released to shareholders. Such written requests should be submitted to the Nominating & Governance Committee care of the Corporate Secretary, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052, must contain the following information and must comply with the procedures in sections 1.11 and 1.12 of our bylaws:

●	All information regarding the nominating shareholder specified in our by-laws, including: the name, address, and number of shares of common stock beneficially owned by the nominating shareholder and any Stockholder Associated Person (as defined in our by-laws);

●	A representation that the nominating shareholder, or Stockholder Associated Persons, has been the beneficial owner of more than 5% of our outstanding shares of common stock for at least one year and will continue to beneficially own at least 5% of our outstanding shares of common stock through the date of the annual meeting;

●	All information regarding the candidate that we would be required to disclose in a proxy statement filed pursuant to the rules and regulations of the SEC with respect to a meeting at which the candidate would stand for election;

●	Confirmation that the candidate is independent, with respect to the company, under the independence requirements established by us, the SEC, and Nasdaq listing requirements, or, if the candidate is not independent with respect to the company under all such criteria, a description of the reasons why the candidate is not independent;

●	The consent of the candidate to be named as a nominee and to serve as a member of the Board if nominated and elected;

●	A representation signed by the candidate that if elected he or she will: (1) represent all shareholders of the company in accordance with applicable laws, and our certificate of incorporation, by-laws, and other policies; (2) comply with all rules, policies, or requirements generally applicable to non-employee directors; and (3) upon request, complete and sign customary Directors & Officers Questionnaires.

In addition to satisfying the foregoing requirements under our by-laws and to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the company’s nominees for the 2025 Annual Meeting of Shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act of 1934, as amended.

Any eligible shareholder who wishes to submit a nomination should review the requirements in our by-laws on nominations by shareholders.

In its assessment of each potential candidate, the Nominating & Governance Committee will review the nominee’s judgment, experience, independence, understanding of our or other related industries and such other factors the Nominating & Governance Committee determines are pertinent in light of the current needs of the Board. The Nominating & Governance Committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities.

Nominees may be suggested by directors, members of management, and, as described above, by shareholders. In identifying and considering candidates for nomination to the Board, the Nominating & Governance Committee considers, in addition to the requirements set out in the Nominating & Governance Committee charter, quality of experience, our needs and the range of talent and experience represented on the Board.

Shareholder Communication with the Board of Directors

We have adopted written procedures establishing a process by which our shareholders can communicate with the Board regarding various topics related to the company. A shareholder desiring to communicate with the Board, or any individual director, should send his or her written message addressed to the Board of Directors (or the applicable director or directors) care of the Corporate Secretary, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052. Each submission will be forwarded, without editing or alteration, by the Secretary of the company to the Board, or the applicable director or directors, on or prior to the next scheduled meeting of the Board. The Board will determine the method by which such submission will be reviewed and considered. The Board may also request the submitting shareholder to furnish additional information it may reasonably require or deem necessary to sufficiently review and consider the submission of such shareholder.

Code of Ethics

We have adopted a code of ethics applicable to all of our executive officers, known as the Code of Ethics for MicroVision Executives. We have also adopted a code of conduct applicable to our directors, officers, and employees, known as the Code of Conduct. The Code of Ethics for MicroVision Executives and the Code of Conduct are available on our website. In the event that we amend or waive any of the provisions of the Code of Ethics for MicroVision Executives we intend to disclose the same on our website at www.microvision.com.

Policy Against Employee, Officer and Director Hedging

We consider it improper and inappropriate for any director, officer or other employee of ours to engage in speculative transactions in MicroVision securities. It is, therefore, our policy that directors, officers and other employees may not engage in any of the following transactions with respect to MicroVision’s securities:

●	Short Sales: Short sales of MicroVision securities portray an expectation on the part of the seller that the securities will decline in value and could signal to the market that the seller has no confidence in the company or its short-term prospects. For these reasons, short sales of MicroVision securities are prohibited by our policy.

●	Publicly Traded Options: Transactions in options also may focus the person’s attention on short-term performance at the expense of our long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by our policy.

●	Hedging Transactions: We strongly discourages hedging transactions of MicroVision securities, such as zero-cost collars and forward sale contracts. Any requests to engage in hedging transactions of MicroVision stock must be submitted to the General Counsel (or the Board of Directors for our named executive officers). No such transactions were approved during the most recently completed fiscal year.

●	Margin Accounts and Pledges: Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in MicroVision securities, directors, officers and other employees are prohibited from holding MicroVision securities in a margin account or pledging MicroVision securities as collateral for a loan, except to MicroVision.

●	Limit Orders: The General Counsel must review the effective period and timing of any limit order in advance of placing such an order. In general, limit orders will not be approved that begin before or extend after the trading window guidelines discussed above. Despite prior approval an employee must cancel any limit order if the employee later learns material, nonpublic information before the execution of the trade.

Director Compensation for 2023

The following table provides information concerning the compensation of our non-employee directors during the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash	Stock Awards (2)(3)	Option Awards(4)	Total
Simon Biddiscombe	$90,000	$141,386	—	$231,386
Robert P. Carlile	$125,000	$141,386	—	$266,386
Judith M. Curran	$85,000	$141,386	—	$226,386
Jeffrey A. Herbst	$75,000	$141,386	—	$216,386
Seval Oz (1), former director	$18,750	—	—	$18,750
Mark B. Spitzer	$75,000	$141,386	—	$216,386
Brian V. Turner	$95,000	$141,386	—	$236,386

(1)	Ms. Oz departed from the Board in connection with our 2023 annual shareholder meeting on May 17, 2023.
(2)	The amounts reported reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted in the year shown pursuant to our 2022 Equity Incentive Plan, determined in accordance with financial accounting rules (FASB ASC Topic 718), rather than an amount paid to or realized by the director. For a discussion of valuation assumptions for these awards, see Note 11 to our Notes to Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year.
(3)	As of December 31, 2023, each of our non-employee directors held an outstanding RSU award covering 22,878 shares of MicroVision common stock. Additionally, Mr. Spitzer, pursuant to a deferral election for tax planning purposes, deferred settlement of 22,878 RSUs granted in 2023. In accordance with Mr. Spitzer’s deferral election the vested shares to be issued in settlement of such RSUs will be delivered to him when he ceases to provide services to us or upon our change of control.
(4)	As of December 31, 2023, the number of outstanding shares underlying option awards for each of our non-employee directors was 30,000 for each of Mr. Biddiscombe, Mr. Carlile, Ms. Curran, and Mr. Spitzer, 7,500 for Ms. Oz, and 0 for Mr. Herbst and Mr. Turner.

All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board.

We believe it is important to have a compensation policy for non-employee directors that enables us to attract and retain skilled board members with relevant expertise. Our Director Compensation Policy was revised May 2021 to provide a total annual compensation approach that is split between cash and equity based on dollar value. Under the policy, base cash compensation is $75,000 for each director. Board and committee chairs receive additional cash compensation that reflects additional responsibilities: Board chair, $50,000; audit committee chair, $20,000; compensation committee chair, $15,000; and nominating & governance committee chair, $10,000. Independent Directors are generally required to serve on two committees. Cash is paid in equal quarterly installments. Annual equity compensation for each director is in the form of an award of RSUs equal to $100,000 on the date of grant. The number of shares granted to non-employee directors is based on the average closing price of our common stock over the 20 trading days prior to the Annual Meeting of Shareholders. Equity vests in equal quarterly installments, with the final installment vesting the earlier of the one-year anniversary of the grant date or the day before the next Annual Meeting. New directors do not receive a separate initial fee or equity grant but receive cash and an equity grant on a pro rata basis depending on the director’s start date with us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2023, to which we were a party or will be a party, in which: (i) the amounts involved exceeded or will exceed $120,000; and (ii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest: In March 2023, we entered into a subscription agreement with Sumit Sharma, our chief executive officer, pursuant to which Mr. Sharma purchased an aggregate of 100,000 shares of our common stock, at $2.14 per share, for an aggregate purchase price of $0.2 million. In November 2023, we entered into a subscription agreement with Mr. Sharma pursuant to which Mr. Sharma purchased an aggregate of 10,153 shares of our common stock, at $1.97 per share, for an aggregate purchase price of $20,000.

Policies and Procedures with Respect to Related Person Transactions

Under the Code of Conduct adopted by us, officers, directors and employees must avoid even the appearance of a conflict of interest. Under the Code of Ethics for MicroVision Executives we have adopted, all of our executive officers must report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest. We also review questionnaires completed by all directors and executive officers for potential “related-person transactions” between us and related persons. The Board’s Audit Committee is responsible for review, approval, or ratification of related-person transactions. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

INFORMATION ABOUT MICROVISION COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of March 1, 2024 (the “table date”), the number of shares of our common stock beneficially owned by our directors and nominees, named executive officers, and all directors and executive officers as a group and each person known by us to own beneficially more than 5% of our outstanding common stock.

Name of Beneficial Owner	Number of Shares(1)	Percent of Common Stock(2)
Sumit Sharma(3)	1,211,484	*
Anubhav Verma	95,006	*
Drew G. Markham	36,700	*
Simon Biddiscombe(4)	163,389	*
Robert P. Carlile(4)	222,889	*
Judith M. Curran(4)	101,024	*
Jeffrey A. Herbst	72,817	*
Peter Schabert	0	*
Jada Smith	0	*
Mark B. Spitzer(4)(5)	106,100	*
Brian V. Turner	336,852	*
All executive officers and directors as a group (11 persons)(6)	2,346,261	1.2%
BlackRock(7)	17,227,841	8.8%
Vanguard(8)	13,732,638	7.0%

*	Less than 1% of the outstanding shares of common stock.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants that are currently exercisable or convertible or may be exercised or converted within sixty days are deemed to be outstanding and to be beneficially owned by the person holding these options or warrants for the purpose of computing the number of shares beneficially owned and the percentage of ownership of the person holding these securities, but are not outstanding for the purpose of computing the percentage ownership of any other person or entity. Subject to community property laws where applicable, and except as otherwise noted, we believe that each shareholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned thereby.
(2)	Percentage of common stock is based on 195,474,276 shares of common stock outstanding as of March 1, 2024.
(3)	Includes 187,500 shares issuable upon exercise of options and 300,000 RSUs scheduled to vest within 60 days of the table date.
(4)	Includes 30,000 shares issuable upon exercise of options.
(5)	Includes 34,317 vested RSUs that have not been delivered to Mr. Spitzer pursuant to his deferral election for tax planning purposes.
(6)	Includes 307,500 shares issuable upon exercise of options, 300,000 RSUs scheduled to vest within 60 days of the table date and 34,317 vested RSUs that have not been delivered pursuant to a deferral election.
(7)	The Schedule 13G filed with the SEC by BlackRock, Inc. on January 24, 2024 indicates that as of December 31, 2023, BlackRock beneficially owned 17,227,841 shares of MicroVision common stock, with sole voting power over 17,026,415 shares and sole dispositive power over 17,227,841 shares. BlackRock’s reported address is 50 Hudson Yards, New York, NY 10001.
(8)	The Schedule 13G filed with the SEC by The Vanguard Group on February 13, 2024 indicates that as of December 31, 2023, Vanguard beneficially owned 13,732,638 shares of MicroVision common stock, with sole voting power over 0 shares and sole dispositive power over 13,230,093 shares. Vanguard’s reported address is 100 Vanguard Blvd., Malvern, PA 19355.

Based solely on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that all of these reporting persons complied with their filing requirements during 2023.

PROPOSAL TWO—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board is asking shareholders to cast a non-binding, advisory vote FOR the approval of the compensation paid to MicroVision’s named executive officers, as disclosed in the Executive Compensation section of this proxy statement.

Our executive compensation program embodies a pay-for-performance philosophy that is intended to reinforce and propel our business strategy and closely align the interests of our executives with our shareholders. This performance-based philosophy is achieved through a program that emphasizes at-risk compensation tied to the achievement of performance objectives and shareholder value. Our executive compensation program is also designed to attract and retain highly talented executives who are critical to the successful implementation of our business strategy.

For these reasons, our Board is asking shareholders to support this proposal. Although the vote is non-binding, our Compensation Committee and Board value the views of our shareholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers. We seek your vote on this proposal pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and we seek advisory votes on executive compensation each year.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR FISCAL 2023, AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This compensation discussion and analysis describes the principles underlying our executive compensation program and discusses how those principles affected our policies and decisions regarding the compensation of our named executive officers during 2023.

Executive Summary

Our Business and Strategy. MicroVision is a global developer and supplier of lidar hardware and software solutions focused primarily on automotive lidar and advanced driver-assistance systems (ADAS) markets where we can deliver safe mobility at the speed of life. We offer a suite of light detection and ranging, or lidar, sensors and perception and validation software to automotive OEMs, for ADAS and autonomous vehicle (AV) applications, as well as to complementary markets for non-automotive applications including industrial, robotics and smart infrastructure. Our long history of developing and commercializing the core components of our lidar hardware and related software, combined with the experience of the team acquired from Ibeo Automotive Systems GmbH (Ibeo) in January 2023 with automotive-grade qualification, gives us a compelling advantage as a development and commercial partner.

For the automotive market, our integrated solution combines our MEMS-based dynamic-range lidar sensor and perception software, to be integrated on our custom ASIC, targeted for sale to premium automotive OEMs and Tier 1 automotive suppliers. Our ADAS solution is intended to leverage edge computing and custom ASICs to enable our hardware and perception software to be integrated into an OEM’s ADAS stack.

In addition to our dynamic-range and long-range MAVIN sensor and perception software solution for the automotive market, our product suite includes our short-range flash-based MOVIA lidar sensor, for automotive and industrial applications, including smart infrastructure, robotics, and other commercial segments. Also, our validation software tool, the MOSAIK suite, is used by OEMs and other customers including Tier 1s for validating vehicle sensors for ADAS and AV applications. The tool includes software that automates the manual data classification or annotation process, significantly reducing the time and resources required by OEMs to validate their ADAS and AV systems.

Our Financial Results. Revenue in 2023 was $7.3 million, which was significantly higher than 2022 revenue of $0.7 million; gross profit in 2023 was $4.5 million, which was also significantly higher than 2022 gross profit of $0.6 million. Although our development and productization efforts are now solely focused on our lidar sensors and related software solutions, our revenue in the past two fiscal years was largely derived from one customer, Microsoft Corporation, related to components that we developed for a high-definition display system. This arrangement generated royalty income, which will not continue in future periods.

Throughout 2023, we invested heavily in our growth and strategic positioning to commercialize our products. In particular, in January 2023 we acquired certain strategic assets of Germany-based Ibeo, allowing us to expand our product portfolio, employee base, and automotive qualification expertise. With the acquisition, as well as other actions to promote our strategic goals, our R&D expenses grew to $56.7 million in 2023 from $30.4 million in 2022, and SG&A expenses grew to $36.7 million in 2023 from $24.0 million in 2022.

We ended 2023 with a cash and investments balance of approximately $73.8 million, compared to $82.7 million at the end of 2022, which we believe evidences our fiscal discipline and a focus on maximizing cash resources.

Our Pay-for-Performance Philosophy. With a focus on commercialization, and business development goals, including deep customer engagement with our products through RFI and RFQ processes and sample sales, we designed our compensation program across the entire company to emphasize performance and drive the team toward a common set of objectives. For our employees, we continued our milestone equity award program, which bases a portion of their compensation on the achievement of collective performance goals. Pursuant to this program our global engineering teams were motivated to collaboratively work toward quarterly development objectives in order to earn grants of restricted stock units, or RSUs. Once earned and granted, the milestone awards became subject to time-based vesting over approximately two years.

We have a similar performance-based philosophy for the design of our executive compensation program. The leadership team, led by CEO Sumit Sharma, drove our efforts to advance our strategic objectives and make significant progress on ambitious product and business development goals. During 2023, we successfully integrated our global team, products and technologies, following the closing of the Ibeo acquisition in January 2023, participated in RFI and RFQ processes with leading automotive OEMs, expanded our direct sales pipeline and invested in our manufacturing capabilities to build out inventory to support direct sales and position ourselves to scale production capabilities.

2023 Compensation Highlights. A central compensation focus in 2023 was to continue to motivate our global leadership team and workforce to drive the company toward success, primarily in business development and supporting customer engagement, to enhance long-term value creation for MicroVision and increase the trading price of our stock over the long-term.

Comparing our 2023 executive compensation to our peers (see “The Role of Peer Groups” below for more information on our peer group):

●	Base salaries for our executives were below the median.

●	Target total cash compensation, which included a 40% short-term incentive bonus target for Mr. Verma and Ms. Markham, was below the median for all three named executive officers and Mr. Sharma had no target bonus opportunity and was not paid a bonus for 2023.

●	No equity compensation was awarded during 2023 to our executives, other than Mr. Sharma pursuant to the terms of his employment agreement entered into in 2021.

●	The value of total compensation for all three named executive officers as reported in the Summary Compensation Table in this proxy statement was below the median of our 2022 peer group used by the Compensation Committee when they established 2023 compensation.

Highlights relating to our CEO’s compensation, based on the employment agreement approved by our Board in April 2021:

●	Base annual salary, which is subject to annual review by our Board was increased to $530,000 during 2023. This was the first increase to Mr. Sharma’s base salary since entering into his employment agreement in April 2021. Mr. Sharma’s increased base salary of $530,000 was below the median as compared to our 2022 peer group that was used as context in 2023.

●	No short-term incentive bonus opportunity until April 2024 and no bonus was paid for 2023.

●	To strongly align the interests of our CEO and our shareholders, pursuant to his employment agreement Mr. Sharma was entitled to a special equity award of 1.2 million shares in the aggregate, comprised of four annual grants of 300,000 shares, subject to his continued employment on each grant date. Mr. Sharma was granted this annual award in each of 2021, 2022, 2023, and 2024.

●	Although his employment agreement was scheduled to terminate in April 2024, the Board and Mr. Sharma agreed to extend the agreement, with no other modifications of terms, until a new agreement is effectuated.

No adjustments were made to Mr. Verma’s or Ms. Markham’s compensation during 2023. Each had a performance-based bonus target of 40% base salary but no payout has been made or approved and our Compensation Committee has not yet set a date for any such determination. In May 2023, bonuses were paid in connection with fiscal year 2022 as a result of achieving certain strategic objectives, as determined by our Compensation Committee. These incentive performance-based bonuses are more fully described later in this compensation discussion and analysis.

Executive Compensation Philosophy and Elements

The overall objectives of our executive compensation program are to provide compensation at competitive levels in order to recruit and retain talented executives, motivate our executives to achieve our strategic and financial objectives, and provide incentives to help align the interests of our executives with the interests of our shareholders.

Our executive compensation program includes the following primary elements of compensation:

Base Salary	Base salaries for our executives are primarily based on the role, taking into account competitive market compensation paid by other companies in our peer group for comparable positions. Each named executive officer’s base salary is also determined by reviewing the other components of an executive’s compensation to ensure that the total compensation is in line with the Compensation Committee’s overall compensation philosophy, recognizing the opportunity for long-term equity and cash bonus.

Annual Performance-Base Incentive Bonus

The Compensation Committee believes that a portion of each executive’s total cash compensation should be based on the company’s performance. The Compensation Committee believes that structuring a significant portion of each executive’s annual cash compensation as a short-term incentive bonus, and the contingent nature of that compensation, induces an executive to drive toward achievement of both the short- and long-term goals of the company. The amount of the bonus depends generally on the level of company performance, with a target set as a percentage of base salary. The Compensation Committee approves the target bonus percentages and the actual bonus awards for all executives, except the CEO.

The amount of any bonus actually awarded to executives is determined solely in the discretion of the Compensation Committee, or by the Board in the case of our CEO, based on achievement of preestablished performance objectives. For 2023, Mr. Verma and Ms. Markham were eligible to earn a target cash incentive bonus of 40% of their base salary based upon achievement of preestablished performance objectives for 2022 and were also eligible for the same target bonus for performance in 2023. Mr. Sharma was not eligible for a short-term bonus opportunity in 2023 in light of his special 2021 equity award pursuant to his employment agreement and was paid no bonus in 2023.

Long-Term Equity Incentive Awards	A key component of our executive compensation program, equity awards, both time-based and performance-based, are designed to attract and retain executive officers and to motivate them to enhance shareholder value by aligning the financial interests of executives with those of shareholders.

The Roles of our Board, Compensation Committee and Chief Executive Officer. Our Compensation Committee’s purpose is to discharge the Board of Director’s responsibilities relating to the compensation of our executive officers and the adoption of policies that govern our compensation and benefit programs, other than with respect to our CEO’s compensation. Our Compensation Committee reviews and recommends the CEO’s compensation, which is subject to the approval of the Board. The Board is able to make any adjustments that it may determine are appropriate with respect to our CEO’s compensation. The Compensation Committee determines all compensation for our other named executive officers. At the invitation of our Compensation Committee, our CEO provides input regarding the performance and appropriate compensation of the other named executive officers. The Compensation Committee gives considerable weight to the CEO’s assessment of the other named executive officers because of his direct knowledge of each executive’s role, performance and contributions. During 2023, our CEO attended part or all of each Compensation Committee meeting at the request of the Committee. However, the Compensation Committee ultimately discussed and determined each executive officer’s compensation without the executive officer present.

The Role of the Compensation Consultant. Our Compensation Committee has selected and directly retains the services of Frederic W. Cook & Co., Inc. (“F.W. Cook”), an independent executive compensation consulting firm. F.W. Cook does not provide any other services to MicroVision and works with our management only on matters for which the Compensation Committee is responsible. The Compensation Committee has assessed the independence of F.W. Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent F.W. Cook from serving as an independent consultant to the Compensation Committee. The Compensation Committee periodically seeks input from F.W. Cook on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. F.W. Cook also provides general observations on our compensation programs, but it does not determine or recommend the amount or form of compensation for our named executive officers. A representative of F.W. Cook attends Compensation Committee meetings from time to time, when requested by the Compensation Committee.

The Role of Peer Groups. In 2022, the Compensation Committee, with input from F.W. Cook reviewed the composition of the peer group established by the Compensation Committee in 2021 and determined to remove the following larger cap or acquired companies from the peer group: Plug Power, Rapid 7, MaxLinear and Xperi and add generally smaller cap technology companies: Advent Technologies, CyberOptics Corporation, Luminar Technologies, and Velodyne Lidar. The 2022 peer group, was used by the Compensation Committee for the purpose of evaluating the compensation arrangement of our CEO in order to make a recommendation to our Board in their annual evaluation of the CEO’s compensation for 2023.

The 18 companies in the 2022 peer group are publicly traded, U.S.-based technology companies.

Advent Technologies*	InterDigital	SecureWorks
Akoustis Technologies	Luminar Technologies*	Vicor
Ambarella	PagerDuty	Velodyne Lidar*(1)
CEVA	PDF Solutions
CyberOptics Corporation*(2)	PROS	Workhorse Group
Digimarc	Progress Software
FuelCell Energy	Rambus

*Added to the 2022 peer group to replace the following companies from our 2021 peer group: Plug Power, Rapid 7, MaxLinear and Xperi.

(1) After establishing our 2022 Peer Group, in February 2023, Velodyne Lidar merged with Ouster, Inc.

(2) After establishing our 2022 Peer Group, in November 2022, Nordson Corporation acquired CyberOptics Corporation.

We consider competitive market data regarding compensation as context for compensation decisions, but we do not rely solely on market data. Management and the Compensation Committee incorporate flexibility into our compensation programs and the assessment process so that we are able to respond to and adjust for the evolving business environment and the value delivered by our named executive officers. In addition to competitive data, we may take into account a variety of other factors, such as general market conditions, internal equity, an individual’s level of responsibilities, as well as an individual’s recent or future expected contributions.

Consideration of Say-on-Pay Vote Results. We provide our shareholders with the opportunity to cast an annual advisory vote on executive compensation. At our 2023 annual meeting of shareholders, which took place last May, our shareholders approved the compensation of our named executive officers as disclosed in our 2023 proxy statement with approximately 93% of the votes cast in favor of the proposal. To enhance engagement with our large base of retail shareholders, management may hold virtual meetings or “fireside chats” with groups of shareholders at various times throughout the year. The Compensation Committee will continue to consider the results of the annual say-on-pay vote and specific shareholder input in determining 2024 and future compensation programs for our executive officers.

2023 Compensation—Our Chief Executive Officer

Employment Terms. Mr. Sharma was appointed as our CEO in February 2020. In April 2021, we entered into an employment agreement with Mr. Sharma, which was scheduled to expire in April 2024 but was extended by mutual agreement of our Board and Mr. Sharma until such time as a new agreement is effectuated. The agreement provides for an annual base salary to be reviewed annually and set by the Board. Effective April 1, 2023, the Board approved an increase to Mr. Sharma’s salary from $300,000 to $530,000, which is below the median of our 2022 peer group.

In accordance with the terms of his employment agreement, Mr. Sharma did not participate in any short-term cash incentive program in 2023. His compensation program is focused on long-term equity incentives that are more aligned with shareholder value than a short-term cash program. In lieu of our typical short-term cash incentive bonus and long-term equity incentive award, pursuant to his employment agreement Mr. Sharma was entitled to a special equity award of fully vested RSUs covering an aggregate of 1.2 million shares to be granted in equal annual installments of 300,000 shares, with the initial grant having occurred in May 2021 and subsequent installments granted each year on the anniversary of the April 2021 effective date through April 2024, in each case subject to his continued employment on such date (the “Annual CEO RSUs”). The employment agreement provides that other than the Annual CEO RSUs, Mr. Sharma is not entitled to receive any other equity-based award that is subject solely to time-based vesting; he remains eligible, however, to receive equity-based awards that are subject to performance-based vesting conditions. The last tranche of the Annual CEO RSUs was granted to Mr. Sharma in April 2024.

Pursuant to his employment agreement, if the company terminates Mr. Sharma’s employment other than for “cause” or if Mr. Sharma terminates employment for “good reason” (each as defined in the agreement) prior to the end of the term, in addition to receiving earned but unpaid pay and unreimbursed business expenses, he will be eligible to receive continued payment of his base salary for a period of 12 months and reimbursement for the company’s portion of group medical, dental and vision insurance premiums for up to 12 months following such termination, subject to possible early termination if Mr. Sharma and his dependents are no longer entitled to such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or company plans, subject to timely execution of a release of claims in favor of the company.

If a change of control occurs and the company terminates Mr. Sharma’s employment other than for “cause” during the term and within two years following such change of control, then, in lieu of the severance payments described above, Mr. Sharma would be entitled to receive a lump sum payment equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the change of control. In addition, the company will pay the full cost of Mr. Sharma’s continued participation in the company’s group health and dental plans for one year or, if less, for so long as he remains entitled to continue such participation under applicable law, subject to timely execution of a release of claims in favor of the company.

Additionally, if Mr. Sharma’s employment is terminated due to his death or if he becomes disabled during his employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, with or without reasonable accommodation as required by law, for a period of more than one hundred twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days, then MicroVision will make provision for contribution of the employer-portion of premiums under COBRA for a period of up to 12 months for Mr. Sharma and his dependents, as applicable.

Mr. Sharma is not entitled to receive any tax gross-up payment for any “golden parachute” excise tax, as described in Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), incurred in respect of payments or benefits payable under Mr. Sharma’s employment agreement or otherwise. If any payments or benefits would be subject to such excise tax under Section 280G and Section 4999 of the Code, they will be reduced if and to the extent the reduction is more favorable to Mr. Sharma on an after-tax basis.

PRSU Award. In June 2022, Mr. Sharma was granted PRSUs covering 2,800,000 shares that are only earned if specific stock price targets are met, with each price hurdle reflecting a very substantial increase over the current stock price. The PRSU award is more fully described later in the table “Outstanding Equity Awards at Fiscal Year End.” To date, no portion of the PRSU award has become eligible to vest.

Tax Equalization. The expansion and integration of our global operations after the January 2023 acquisition from Ibeo, as well as key engagement with European automotive OEMs, necessitated that Mr. Sharma spend a substantial amount of time working on the company’s behalf in Germany throughout 2023. We expect this will continue throughout 2024. To minimize any tax burden in Germany as a result of this work, in 2023 our Board approved a tax equalization plan whereby the company will cover incremental taxes and any related tax preparation services required to be paid in connection with Mr. Sharma’s work in Germany. The tax equalization plan is intended to result in a net-neutral tax position for Mr. Sharma such that he will neither benefit from nor owe additional tax due to his business travel. Payments for the tax equalization may occur in the year following the actual tax year in which tax is incurred. Mr. Sharma remains financially responsible for taxes he incurs in the U.S.

2023 Compensation—Our Other Executive Officers

Base Salaries. Base salaries for our named executive officers are determined for each executive based on position, responsibility, experience and competitive market data. Base salaries are adjusted from time to time to recognize various levels of responsibility, promotions, individual performance, market conditions and internal equity issues. Rather than applying a formulaic approach, the Compensation Committee awards base salaries for our named executive officers within the context of our overall merit increase system considering level of responsibility, individual performance, market competitive factors, and the critical role of the executive in our future growth and strategy.

Based on her responsibilities including oversight of the company’s Legal, Human Resources and People Operations functions, as well as market data from the independent compensation consultant, the Compensation Committee set Ms. Markham’s base salary at $372,000 effective January 1, 2022. Ms. Markham’s base salary was not increased in 2023. In connection with his hire in November 2021, Mr. Verma’s base salary was established at $400,000 and was not increased for 2022 or 2023. The base salary for each of Mr. Verma and Ms. Markham was below the median as compared to our peer group.

Annual Performance-Based Incentive Bonuses. Historically, the Compensation Committee has approved an annual performance-based incentive bonus opportunity for each executive in order to motivate and reward an individual’s annual contribution to company performance. For fiscal year 2023, both Mr. Verma and Ms. Markham were eligible to earn an annual incentive bonus targeted at 40% of their respective base salaries, dependent on performance although not subject to a formal or formulaic bonus plan. In May 2023, our Compensation Committee approved an annual incentive bonus for each executive based on the achievement of strategic objectives in 2022 and these bonuses were deemed earned by Mr. Verma equal to $160,000, or 40% of his annual base salary, and by Ms. Markham equal to $148,800, or 40% of her annual base salary. For fiscal year 2022 performance, these bonuses were paid during the second quarter of 2023. For performance during fiscal year 2023, no performance-based incentive bonuses have been approved by the Compensation Committee.

Equity Compensation Program. The equity compensation program is designed to align executive compensation with the interests of our shareholders and also with the company’s long-term performance because the value of an equity award depends on our stock price. Our executive and employee equity compensation has been comprised of a combination of time-based equity awards and performance-based equity awards. Time-based equity compensation awards are an important retention tool as they generally vest over a multi-year period, subject to continued service by the award recipient. Performance-based equity awards, including the PRSU program supported by our shareholders and approved by our Compensation Committee in 2022, are intended to motivate our executives and employees to be focused on executing our strategy and building long-term and sustained shareholder value. No equity awards were granted to our named executive officers in 2023 except for the Annual CEO RSUs awarded pursuant to Mr. Sharma’s 2021 employment agreement as a contractual obligation. No PRSUs granted pursuant to the PRSU program approved in 2022 have become eligible to vest to date.

Stock Retention Policy. Furthering our goal of aligning the long-term interests of our executive officers with those of our shareholders, we have adopted a stock retention policy that requires the CEO and other executive officers to obtain over time and then retain equity with a minimum value of five times base salary in the case of the CEO and three times base salary in the case of other executives.

Benefits. Benefits are part of a competitive compensation package to attract and retain employees, including executives. Our executive officers are eligible to participate in all of the benefit programs offered to employees. These programs include medical, dental, vision, group life and disability insurance, and a medical reimbursement plan. Our employees, including our named executive officers, are also eligible to participate in our 401(k) savings plan, a tax-qualified retirement savings plan pursuant to which all U.S.-based employees are able to contribute to the plan on a before-tax basis, pursuant to Internal Revenue Service rules. MicroVision will match 50% of the first 6% of eligible pay that is contributed to the 401(k) savings plan, up to a maximum of 3% of eligible earnings. All employee contributions to the 401(k) savings plan are fully vested upon contribution. Matching contributions by MicroVision become fully vested after one year. Our executive officers are eligible to participate in these benefit programs on the same basis as our other employees.

Perquisites. We may offer other benefits to our employees and executive officers from time to time, including relocation packages, which benefits are typically offered to help us compete more effectively to attract or retain an executive officer.

Change of Control Severance Plan. In November 2011, we adopted a Change of Control Severance Plan (the “Severance Plan”), which was amended in May 2022. Under the Severance Plan, as amended, a “change of control” is defined as the occurrence of any of the following events: (i) the acquisition by any person or group of more than 50% of the then outstanding securities of the company entitled to vote generally in the election of directors; (ii) individuals who constitute the board of directors cease for any reason to constitute at least a majority of the board, provided, however, that any individual becoming a director whose election, or nomination for election, by the company’s shareholders, was approved by a vote of at least a majority of the incumbent directors are considered as though such individual were a member of the incumbent board; (iii) certain reorganizations, recapitalizations, mergers or consolidations; (iv) the sale, transfer or other disposition of all or substantially all of the assets of the company; or (v) approval by the shareholders of the company of a complete liquidation or dissolution of the company.

In the event that a “designated participant,” including our Chief Financial Officer and General Counsel, is terminated on, or during the two-year period following, a change of control, for any reason other than by the company for cause or by the designated participant for good reason (or, in the case of a participant other than a designated participant, any termination of the participant’s employment, on or during the eighteen-month period following a change of control, by the company other than for cause or by the participant for good reason), the company will pay the participant an amount equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the change of control, plus a payment equal to the target bonus for which the participant is eligible, which amount shall be payable within ten business days following the later of the effective date of the release of claims described below or the date it is received by the company. If, however, the timing associated with the execution, revocation and effectiveness of the release of claims would otherwise allow the payment described above to be made in either of two taxable years, such payment will not be made prior to the first day of the second taxable year. The company will also pay the full cost of the participant’s continued participation in the company’s group health and dental plans for one year or, if less, for so long as the participant remains entitled to continue such participation under applicable law. In addition, all options held by the participant which are not exercisable, and which have not been exercised and have not expired or been surrendered or cancelled, will become initially exercisable upon termination and will otherwise be and remain exercisable in accordance with their terms, and all other equity-based compensation awards granted to the participant, including, restricted stock and restricted stock units, will become vested and become free of restrictions.

Payment under the Severance Plan is contingent upon the participant executing and delivering to the company a release from all claims in any way resulting from, arising out of or connected with such participant’s employment with the company.

Executive Compensation Recoupment Policy. In November 2023, our Board, upon recommendation of our Compensation Committee, adopted a Policy on Recoupment of Incentive Compensation, which supersedes and replaces in entirety our prior Executive Compensation Recoupment Policy. The policy was adopted to comply with new regulatory requirements applicable to public companies, including the SEC’s rules under Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and The Nasdaq Stock Market listing standards requiring Nasdaq-listed companies to adopt a compliant recoupment policy no later than December 1, 2023.

Under the policy if we are required to prepare an accounting restatement of our financial statements, then, unless an exception applies, we are obligated to recover any erroneously awarded incentive-based compensation from the qualifying executive officers (as defined in the final SEC rules). “Erroneously awarded incentive-based compensation” is the amount of any cash- or equity-based compensation that was awarded, paid, earned or became vested wholly or in part upon the attainment of any financial reporting measure in excess of the amount that would have been received had the compensation been determined based on the restated financials. The mandatory recovery of such compensation would apply regardless of whether or not an executive officer had engaged in misconduct or otherwise caused or contributed to the requirement to prepare an accounting restatement.

Compensation Risk Assessment. Our Compensation Committee has reviewed our compensation policies and believes that our policies do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the company. As part of its assessment, the Compensation Committee considered, among other factors, the allocation of compensation among base salary and short- and long-term compensation, our approach to establishing company-wide and individual financial and other performance targets, our bonus structure of payouts and the nature of our key performance metrics. We believe these practices encourage our employees to focus on sustained long-term growth, which we believe will ultimately contribute to the creation of shareholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2023 with MicroVision’s management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in MicroVision’s annual report on Form 10-K and proxy statement relating to the 2024 annual meeting of shareholders.

The Compensation Committee of the Board of Directors

Simon Biddiscombe, Chair
Robert P. Carlile
Judith M. Curran

Summary Compensation Table

The following table provides information regarding the compensation paid to, or earned by, each of our named executive officers during the last three fiscal years.

Name and Principal Positions	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Sumit Sharma (5)	2023	462,917	—	4,245,000	—	—	18,812	4,726,729
Chief Executive Officer	2022	300,000	—	8,571,000	—	—	9,000	8,880,000
	2021	294,622	300	4,245,000	—	—	8,700	4,548,622
Anubhav Verma	2023	400,000	—	—	—	—	—	400,000
Chief Financial Officer	2022	400,000	160,000	3,090,000	—	—	—	3,650,000
	2021	46,513	75,000	1,510,563	—	—	—	1,632,076
Drew G. Markham	2023	372,000	—	—	—	—	9,900	381,900
General Counsel, VP People Operations	2022	372,000	148,800	1,854,000	—	—	9,150	2,383,950
	2021	151,042	59,000	927,600	—	—	4,188	1,141,830

(1)	Discretionary bonuses paid in 2023 to Mr. Verma and Ms. Markham, were approved by the Compensation Committee on May 15, 2023, and attributed to the achievement of certain strategic objectives during fiscal year 2022. As further described in the Compensation Discussion and Analysis, Mr. Verma and Ms. Markham are each eligible to earn a performance-based bonus target of 40% of their base salaries based upon performance in 2023. The Compensation Committee has not yet made bonus determinations for such bonuses and the Compensation Committee has not yet set the date of such determinations.

(2)	The amounts reported reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of awards granted or modified in the year shown pursuant to our 2020 Incentive Plan or 2022 Equity Incentive Plan, determined in accordance with financial accounting rules (FASB ASC Topic 718), rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions for these awards, see Note 11 to our Notes to Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year. For PRSUs granted in 2022, the grant date fair value reported assumes maximum level of achievement.

(3)	No short-term incentive bonus opportunities related to preestablished performance objectives were articulated relating to 2023 performance.

(4)	With respect to Mr. Sharma for 2023, $8,912 of the amount included in this column reflects tax preparation services for Mr. Sharma’s Germany tax filings for 2022. During 2023, we did not pay any tax equalization payments to Mr. Sharma. We may in the future pay a tax equalization payment to Mr. Sharma with respect to his 2023 tax year once his U.S. and Germany tax returns for 2023 are finalized. Please see “2023 Compensation—Our Chief Executive Officer—Tax Equalization” for additional information. The remaining amounts included in this column generally consist of matching contributions under MicroVision’s 401(k) plan of 50% of the first 6% of eligible pay contributed to the 401(k) plan and which benefit is available to all of the company’s employees.

(5)	From January 1, 2023 through March 31, 2023, Mr. Sharma’s salary was $300,000. Effective as of April 1, 2023, Mr. Sharma’s salary was increased to $530,000.

Grants of Plan-Based Awards

The following table provides information regarding the amount of equity awards granted to our named executive officers during the fiscal year ended December 31, 2023. Only Mr. Sharma was granted an equity award in 2023.

Equity Grants at Target(1)
Name	Grant Date	Date of Compensation Committee Action to Grant Award	All Other Stock Awards # of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Sumit Sharma	04/10/2023	05/06/2021	300,000	$4,245,000
Anubhav Verma	—	—	—	—
Drew G. Markham	—	—	—	—

(1)	The number of shares reported in this column represent RSUs granted under our 2022 Equity Incentive Plan, pursuant to Mr. Sharma’s employment agreement and which is described in more detail in the Compensation Discussion & Analysis.

(2)	The dollar amounts reported in this column reflect the aggregate grant date fair value, excluding the effect of estimated forfeitures, of the awards granted in the most recently completed fiscal year pursuant to our 2022 Equity Incentive Plan, determined in accordance with financial accounting rules (FASB ASC Topic 718) rather than an amount paid to or realized by the executive officer. For a discussion of valuation assumptions for these awards, see Note 11 to our Notes to Financial Statements included in our annual report on Form 10-K for the most recently completed fiscal year. As described in Note 11, the grant date fair value of the 300,000 RSUs to Mr. Sharma is based on the closing price of our common stock on May 6, 2021, the date of grant of the full equity award for accounting purposes.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding the holdings of stock options and RSUs by each of our named executive officers as of the end of our most recently completed fiscal year. The market value of RSUs is based on the closing price of MicroVision common stock on the Nasdaq Stock Market on December 29, 2023, which was $2.66.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested ($)
Sumit Sharma	10,000		3.16	10/7/2025
	25,000		1.89	6/1/2026
	65,000		1.67	2/8/2027
	90,348		0.73	5/22/2029
					2,800,000	(1)	$7,448,000
Anubhav Verma	—	—	—	—	50,296	(2)	$133,787
					2,000,000	(1)	$5,320,000
Drew G. Markham	—	—	—	—	20,000	(3)	$53,200
					1,200,000	(1)	$3,192,000

(1)	The following percentages of PRSUs will become eligible to vest if the closing price of our common stock reaches or exceeds the stated price thresholds for at least 20 consecutive trading days during the performance period through December 31, 2025: 10% at $12.00, 30% at $18.00, 30% at $24.00, and 30% at $36.00. If the performance goals are met, the portion of the PRSUs deemed earned will become subject to time-based vesting in equal quarterly installments over two years starting from the date on which the goal is achieved.
(2)	The RSUs are scheduled to vest over four years, with 10% vesting on March 16, 2022, 30% on November 16, 2022, 30% on November 16, 2023, 20% on November 16, 2024, and the final 10% on November 16, 2025, with each such vesting event subject to continued employment with MicroVision on the respective vesting date.
(3)	The RSUs are scheduled to vest over three years, with 5,000 units vesting on February 10, 2022, 15,000 units vesting on August 10, 2022, and 20,000 units vesting on each of August 10, 2023 and August 10, 2024, with each such vesting event subject to continued employment with MicroVision on the respective vesting date.

Option Exercises and Stock Vested

The following table provides information regarding options exercised and restricted stock unit awards vested for our named executive officers during the fiscal year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (3)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Sumit Sharma	—	—	300,000	$729,000
Anubhav Verma	—	—	50,296	$116,687
Drew G. Markham	—	—	20,000	$55,200

(1)	Of the amounts shown in this column, MicroVision sold the following number of shares to cover tax withholding obligations: 75,511 shares for Mr. Sharma, 11,841 shares for Mr. Verma, and 4,785 shares for Ms. Markham.
(2)	Value realized equals the fair market value of MicroVision common stock on the vesting date, multiplied by the number of shares that vested.
(3)	Value realized on exercise is the number of shares for which the options were exercised, multiplied by the difference between the closing price of MicroVision common stock on the exercise date and the applicable exercise price per share of the options.

Potential Payments upon Termination or Change in Control

The following table reflects the amount of compensation that would have been payable to each of our named executive officers in the event of the termination of such executive’s employment under certain circumstances, assuming that (1) the triggering event took place on December 29, 2023, and (2) the price per share of our common stock was $2.66, which was the closing market price on December 29, 2023.

Name	Benefit	Termination Not in Connection with a Change in Control	Termination In Connection with a Change in Control	Death($)	Disability($)
Sumit Sharma	Salary Severance (1)	$530,000	$530,000	—	—
	Equity award grant (2)	—	$798,000	—	—
	Health care coverage (3)	$7,412	$7,475	$7,412	$7,412

Anubhav Verma	Salary Severance (4)	—	$400,000	—	—
	Bonus Severance (4)	—	$160,000	—	—
	Equity award vesting acceleration (5)	—	$133,787	—	—
	Health care coverage (6)	—	$7, 475	—	—

Drew G. Markham	Salary Severance (4)	—	$372,000	—	—
	Bonus Severance (4)	—	$148,800	—	—
	Equity award vesting acceleration (5)	—	$53,200	—	—
	Health care coverage (6)	—	$7, 475	—	—

(1)	If the company terminates Mr. Sharma’s employment other than for “cause” or if Mr. Sharma terminates employment for “good reason” prior to the end of the term set forth in his employment agreement with the company, he will be eligible to receive continued payment of his base salary for a period of 12 months. If a change of control occurs and the company terminates Mr. Sharma’s employment other than for “cause” during the term and within two years following such change of control, then, in lieu of the severance payment described in the previous sentence, Mr. Sharma would be entitled to receive a lump sum payment equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the change of control.

(2)	If, during Mr. Sharma’s employment, MicroVision experiences a change of control, the ungranted portion of the Annual CEO RSUs will be granted as a single fully vested award to Mr. Sharma sufficiently in advance of the closing of the change of control such that he can participate in the transaction as a shareholder with respect to the shares of stock underlying such award.

(3)	If the company terminates Mr. Sharma’s employment other than for “cause” or if Mr. Sharma terminates employment for “good reason” prior to the end of the term set forth in his employment agreement with the company, he will receive reimbursement for the company’s portion of group medical, dental and vision insurance premiums for up to 12 months following such termination. If a change of control occurs and the company terminates Mr. Sharma’s employment other than for “cause” during the term and within two years following such change of control, then, in lieu of the severance benefits described in the previous sentence, the company will pay the full cost of Mr. Sharma’s continued participation in the company’s group health and dental plans for up to one year. If Mr. Sharma’s employment is terminated due to his death, or if he becomes disabled during his employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, with or without reasonable accommodation as required by law, for a period of more than one hundred twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days, then MicroVision will make provision for contribution of the employer-portion of premiums under COBRA for a period of up to 12 months for Mr. Sharma and his dependents, as applicable.

(4)	If the named executive officer’s employment is terminated on or during the two-year period following a change of control, for any reason other than by the company for cause or by the named executive officer for good reason, the company will pay the named executive officer an amount equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the change of control, plus a payment equal to the target bonus for which the named executive officer is eligible.

(5)	If the named executive officer’s employment is terminated on or during the two-year period following a change of control, for any reason other than by the company for cause or by the named executive officer for good reason, all options held by the named executive officer which are not exercisable, and which have not been exercised and have not expired or been surrendered or cancelled, will become initially exercisable upon termination and will otherwise be and remain exercisable in accordance with their terms, and all other equity-based compensation awards granted to the participant, including, restricted stock and restricted stock units, will become vested and become free of restrictions.

(6)	If the named executive officer’s employment is terminated on or during the two-year period following a change of control, for any reason other than by the company for cause or by the named executive officer for good reason, the company will pay the full cost of the named executive officer’s continued participation in the company’s group health and dental plans for up to one year.

Effective April 8, 2021, Mr. Sharma and the company entered into an employment agreement that provides for payments to Mr. Sharma upon certain terminations of employment, including in respect of a change of control. The employment agreement with Mr. Sharma provides that if the company terminates his employment other than for “cause” or if Mr. Sharma terminates employment for “good reason” (each as defined in the agreement) prior to the end of the term, in addition to receiving earned but unpaid pay and unreimbursed business expenses, he will be eligible to receive continued payment of his base salary for a period of 12 months and reimbursement for the company’s portion of group medical, dental and vision insurance premiums for up to 12 months following such termination, subject to possible early termination if Mr. Sharma and his dependents are no longer entitled to such coverage under COBRA or company plans.

If a change of control occurs and the company terminates Mr. Sharma’s employment other than for “cause” during the term and within two years following such change of control, then, in lieu of the severance payments described above, Mr. Sharma would be entitled to receive a lump sum payment equal to one year of base salary at the rate in effect at the date of termination or, if higher, on the date of the change of control. In addition, the company will pay the full cost of Mr. Sharma’s continued participation in the company’s group health and dental plans for one year or, if less, for so long as he remains entitled to continue such participation under applicable law. Mr. Sharma is not entitled to receive any tax gross-up payment for any “golden parachute” excise tax, as described in Section 280G and Section 4999 of the Code, incurred in respect of payments or benefits payable under Mr. Sharma’s employment agreement or otherwise. If any payments or benefits would be subject to such excise tax under Section 280G and Section 4999 of the Code, they will be reduced if and to the extent the reduction is more favorable to Mr. Sharma on an after-tax basis.

The severance benefits provided for in Mr. Sharma’s employment agreement are conditioned on Mr. Sharma delivering an effective release of claims in favor of the company within the timeframe specified in the agreement.

Mr. Verma and Ms. Markham are employed at will and do not have employment agreements.

Under the 2013 and 2020 Incentive Plans, 100% of each of Mr. Sharma’s options that have not been exercised will become fully vested and immediately exercisable upon a change of control of the company that does not result in an assumption, substitution or payoff of the award by the acquiring company. Mr. Verma and Ms. Markham do not hold any options. In addition, 100% of each named executive officer’s restricted stock units will become fully vested upon a change of control of the company if they are not assumed. The 2022 PRSUs granted to each of the named executive officers’ are not entitled to any vesting in connection with a change of control unless the specific stock price targets are achieved.

CEO Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of Sumit Sharma, our Chief Executive Officer, compared to the median of the annual total compensation of our other employees.

We determined our median employee based on base salary (annualized in the case of full- and part-time employees who joined the company during 2023), bonus, including one-time cash payments and the grant date fair value of equity awards paid or granted during fiscal year 2023 of each of our employees (excluding Mr. Sharma) as of December 31, 2023. All amounts paid in foreign currencies were converted to U.S. dollars based on the annual exchange rate average for 2023.

The annual total compensation of our median employee (other than Mr. Sharma) for 2023 including base salary, bonus and equity grant was $108,854. Mr. Sharma’s total compensation for 2023, including base salary, bonus and equity grant as reported in the Summary Compensation Table was $4,726,729.

Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was 43.4 to 1. Given the different methods that other public companies may use to determine an estimated pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and our financial performance for each of the last four completed fiscal years. In determining the “compensation actually paid” to our named executive officers (our “NEOs”), we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in each such previous year, as the valuation methods for this disclosure under Item 402(v) differ from those required in reporting the compensation information in the Summary Compensation Table. For our NEOs other than our principal executive officer (our “PEO”), compensation is reported as an average.

							Value of Initial Fixed $100 Investment Based On:			Company Selected Measure
Year (1)	Summary Compensation Total for PEO S. Sharma	Compensation Actually Paid to PEO S. Sharma (2)	Summary Compensation Total for PEO P. Mulligan	Compensation Actually Paid to PEO P. Mulligan	Average Summary Compensation Table Total for Non-PEOs	Average Compensation Actually Paid to Non-PEOs (2)	MVIS Total Stockholder Return (3)	Peer Group Total Stockholder Return (3)	Net Loss (in thousands) (4)	Stock Price (5)
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$4,726,729	$796,329	$—	$—	$390,950	$168,392	$369.44	$146.11	$(82,842)	$2.66
2022	$8,880,000	$3,202,400	$—	$—	$3,016,975	$1,326,728	$326.39	$124.04	$(53,091)	$2.35
2021	$4,548,622	$6,102,497	$—	$—	$1,339,349	$1,474,410	$695.83	$154.19	$(43,200)	$5.21
2020	$241,565	$1,414,065	$69,679	$69,679	$342,741	$1,353,899	$747.22	$122.56	$(13,634)	$5.38

(1)	The PEO and Non-PEOs for the applicable years were as follows: in 2023 and 2022, Mr. Sharma served as PEO and Mr. Verma and Ms. Markham each served as a Non-PEO for the entire year; in 2021, Mr. Sharma served as PEO for the entire year and Mr. Verma, Ms. Markham, Mr. Stephen Holt and Mr. David Westgor each served as a Non-PEO for a portion of the year; for 2020, Mr. Sharma and Mr. Mulligan each served as PEO for a portion of the year, and Mr. Holt and Mr. Westgor each served as a Non-PEO for the entire year.
(2)	The Summary Compensation Table totals reported for the PEO and the average of the Non-PEOs for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate “compensation actually paid”: the summary compensation table totals were decreased for amounts reported under the “Option Awards” and “Stock Awards” columns and increased/decreased for the inclusion of Rule 402(v) equity values, which reflect the aggregate of the following components, as applicable (i) the fair value as of the end of the listed fiscal year of unvested equity awards granted in that year; (ii) the change in fair value during the listed fiscal year of equity awards granted in prior years that remained outstanding and unvested at the end of the listed fiscal year; and (iii) the change in fair value during the listed fiscal year through the vesting date of equity awards granted in prior years that vested during the listed fiscal year, less the fair value at the end of the prior year of awards granted prior to the listed fiscal year that failed to meet applicable vesting conditions during the listed fiscal year. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

Description of Adjustment	2023	2022	2021	2020
Summary Compensation Table Total Compensation for PEO S. Sharma	$4,726,729	$8,880,000	$4,548,622	$241,565
Subtract grant date fair value of option awards and stock awards granted in the applicable fiscal year	$(4,245,000)	$(8,571,000)	$(4,245,000)	$-
Adjust for year-end fair value of equity awards granted in the applicable fiscal year that are outstanding and unvested as of the applicable fiscal year end	$-	1,786,400	-	-
Adjust for change in fair value at year-end of equity awards granted in prior years that are outstanding and unvested as of the applicable fiscal year	$(414,400)	$-	$(9,250)	$1,165,000
Adjust for vesting date fair value of equity awards granted and vested in applicable fiscal year	$729,000	1,149,000	4,200,000	$-
Adjust for change in fair value of equity awards granted in prior years that vested in the applicable fiscal year	$-	$(42,000)	$1,608,125	$7,500
Compensation Actually Paid to PEO S. Sharma	$796,329	$3,202,400	$6,102,497	$1,414,065

Summary Compensation Table Total Compensation for Non-PEOs	$390,950	$3,016,975	$1,339,349	$342,741
Subtract grant date fair value of option awards and stock awards granted in the applicable fiscal year	-	$(2,472,000)	$(1,097,114)	$-
Add year-end fair value of equity awards granted in the applicable fiscal year that are outstanding and unvested as of the applicable fiscal year-end	$-	$1,020,800	$285,137	$-
Adjust for year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the applicable fiscal year	$(225,904)	$(186,987)	$(1,850)	$1,004,491
Adjust for change in fair value of equity awards granted in prior years that vested in the applicable fiscal year	$3,346	$(52,060)	$975,788	$6,667
Subtract prior year-end fair value of equity award granted in prior years that failed to vest in the applicable fiscal year	$-	$-	$(26,900)	$-
Compensation Actually Paid to Non-PEOs	$168,392	$1,326,728	$1,474,410	$1,353,899

(3)	An investment of $100 is assumed to have been made in our common stock as of December 31, 2019. We have selected the Dow Jones U.S. Electronic & Electrical Equipment Index (DJUSEE) as our peer group. An investment of $100 is assumed to have been made in the DJUSEE as of December 31, 2019.

(4)	The dollar amounts reported represent the amount of the net loss reflected in our audited financial statements of the applicable fiscal year.
(5)	The stock prices reported here are the closing prices on the last trading day of the relevant fiscal year. Stock price was chosen from the following three most important financial performance measures used to link compensation actually paid to our PEO and other NEOs in 2023 to company performance:

Performance Metrics

Stock Price Targets	Serve as performance objectives in our performance-equity-based
PRSU program for executives
Revenue	A factor in assessing market progress and critical to the company’s long-term sustainability
Adjusted EBITDA	A key non-GAAP measure used by our Board and management to evaluate company performance

While we are required to disclose our net loss for each covered fiscal year, this is not a metric used in our compensation programs at this time.

Narrative Disclosure of Pay Versus Performance Table. In the “Compensation Discussion & Analysis” section of this Proxy Statement, we provide greater detail on the elements of our executive compensation program and our “pay-for-performance” compensation philosophy. We believe that our executive compensation program and the executive compensation decisions included in the 2023 Summary Compensation Table and related disclosures appropriately reward our PEO and non-PEOs for driving efforts of our entire team toward our collective strategic goals, thereby supporting the long-term value creation for our shareholders.

The values included in the columns for Compensation Actually Paid to our PEO and non-PEOs, calculated in accordance with newly adopted SEC disclosure rules, in each of the fiscal years reported above and over the four-year cumulative period shows how the compensation awarded fluctuated year-over-year, primarily based on our stock price as of the last day of the listed fiscal year, among other factors. As the values change considerably from year-to-year based on stock price performance, they may not serve as a meaningful indicator of our compensation philosophy.

Compensation Actually Paid and Performance Measures. The following graphical comparisons reflect the relationship between our PEO and average non-PEO compensation “actually paid” versus the performance measures in the pay versus performance table from 2020 to 2023:

The significant increase in compensation actually paid to our PEO and non-PEOs from 2020 to 2021 is due to increases in the fair value of equity awards at the time of vesting during 2021, primarily the vesting of awards held by our PEO and former non-PEOs, as well as the lack of any equity award grants in 2020 for any named executive officers. Conversely, the decrease in compensation paid to our PEO and non-PEOs from 2021 to 2022 is due to the decrease in the market price of MicroVision stock from the end of 2021 to the end of 2022. The decrease in compensation paid to our PEO and non-PEOs from 2022 to 2023 is due to the lack of new equity awards being granted in 2023, other than Mr. Sharma’s annual award of 300,000 RSUs pursuant to his employment agreement, and the decrease in fair value of outstanding PSU awards.

PROPOSAL THREE—RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Moss Adams LLP as our independent registered public accounting firm for the current fiscal year, subject to ratification by our shareholders at the Annual Meeting. We have been advised by Moss Adams LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board, or PCAOB, and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the SEC. A representative of Moss Adams LLP is expected to be present at the Annual Meeting to make a statement if they wish and to respond to appropriate questions.

Although shareholder ratification of the selection of Moss Adams LLP as our independent registered public accounting firm is not required, the Board is nevertheless submitting the selection of Moss Adams LLP to the shareholders for ratification. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2024. Should the selection of Moss Adams LLP not be ratified by our shareholders, the Audit Committee will reconsider the matter. Even in the event the selection of Moss Adams LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the company and its shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Moss Adams LLP

The following describes fees paid by MicroVision for professional services rendered by Moss Adams for fiscal year 2023 and 2022. All of the fees shown were approved by our Audit Committee in accordance with its pre-approval process:

●	Audit fees are the aggregate fees billed for professional services rendered by Moss Adams for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q were $478,861 for 2023 and $311,814 for 2022.

●	Audit-related fees include the aggregate fees billed for professional services rendered by Moss Adams in connection with the audit of the MicroVision 401(k) plan, the registration statement on Form S-3 and the acquisition of certain assets acquired from Ibeo Automotive Systems GmbH. Fees for audit related services totaled $249,120 in 2023 and $52,179 in 2022.

●	Tax fees include the aggregate fees billed for professional services rendered by Moss Adams in connection with federal, state and foreign tax compliance and tax advice. Fees for tax services totaled $37,438 in 2023 and $19,868 in 2022.

●	All other fees include all other services not described above, such as fees for subscriptions to online accounting research tools. Moss Adams billed no fees for these services in 2023 and 2022.

Our Audit Committee has considered whether the provision of services under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” are compatible with maintaining Moss Adams’ independence and has determined that such services were compatible.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Our Audit Committee has established a policy to pre-approve all audit services and all permitted non-audit services by our independent auditors. As part of its pre-approval process, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. Under the pre-approval policy, and to ensure prompt handling of unexpected matters our independent auditors’ services, the Audit Committee has delegated authority to approve certain services, subject to a limit of $50,000 per approval, between meetings to the Audit Committee Chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting. Unless a type of service provided by our independent auditor has received general pre-approval pursuant to the pre-approval policy, such service will require separate pre-approval by the Audit Committee. The payment for any proposed services in excess of pre-approved cost levels or budgeted amounts requires specific pre-approval by the Audit Committee.

AUDIT COMMITTEE REPORT

Review of the Company’s Audited Financial Statements

The Audit Committee serves as the representative of the Board for general oversight of the company’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management is responsible for the company’s internal controls and the financial reporting process. Moss Adams LLP, acting as an independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing reports thereon.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the company for the fiscal year ended December 31, 2023 with the company’s management, and management represented to the Audit Committee that the company’s consolidated financial statements were prepared in conformity with generally accepted accounting principles. The Audit Committee has discussed with Moss Adams LLP, the company’s independent auditors for the fiscal year ended December 31, 2023, the matters required to be discussed by the SEC and the PCAOB.

The Audit Committee received from Moss Adams LLP the written disclosures required by Rule 3526 of the PCAOB (Communication with Audit Committee Concerning Independence) and discussed with the firm its independence. Based on the review and discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in the Charter of the Audit Committee, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

This report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference.

Audit Committee of the Board of Directors

Brian V. Turner, Chair
Jeffrey A. Herbst
Simon Biddiscombe

OTHER BUSINESS

We know of no other matters to be voted on at the Annual Meeting or any adjournment or postponement of the meeting. If, however, other matters are presented for a vote at the meeting, the proxy holders (the individuals designated on the proxy card) will vote your shares according to their judgment on those matters.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for the 2025 Annual Meeting, our shareholders must adhere to the following procedures as prescribed in Rule 14a-8 under the Exchange Act.

Under Rule 14a-8, a shareholder who intends to present a proposal at the 2025 annual meeting of shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than December 24, 2024. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8. Written proposals may be mailed in care of our Corporate Secretary, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052.

In addition, a shareholder may nominate a director or present any other proposal at the 2025 annual meeting of shareholders by complying with the requirements set forth in Section 1.11 and Section 1.12 of our bylaws. You may propose candidates for consideration by the Nominating & Governance Committee for nomination as directors by writing to us. In order to nominate a director for election at next year’s annual meeting of shareholders, you must comply with the director recommendation procedures described earlier in this Proxy Statement. To be timely, a shareholder’s notice must be delivered to or mailed by first class U.S. mail, postage prepaid, and received by our Corporate Secretary at MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052 not less than 60 calendar days nor more than 90 calendar days prior to the annual meeting of shareholders. If less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to our shareholders, then for the notice by the shareholder to be timely it must be received not later than the close of business on the tenth business day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first.

Notice of a solicitation of proxies in support of director nominees other than MicroVision’s nominees for our 2025 annual meeting will be timely if such notice and additional information required by Rule 14a-19 and our bylaws is mailed or transmitted electronically to our Corporate Secretary no later than April 6, 2025, which is 60 calendar days prior to the one-year anniversary of the 2024 Annual Meeting. The supplemental notice and information required under Rule 14a-19 is in addition to the applicable advance notice requirements under our bylaws as described in this section and it shall not extend any such deadline set forth under our bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our bylaws describe the requirements for submitting proposals at the Annual Meeting. If you wish to obtain a free copy of MicroVision’s bylaws, please contact Investor Relations, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052.

ADDITIONAL

INFORMATION

Annual Report

MicroVision’s Annual Report for the fiscal year ended December 31, 2023 was first made available to our shareholders with this Proxy Statement on or about April 29, 2024. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference herein.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the section of this Proxy Statement entitled “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.

A copy of MicroVision’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC, was mailed to shareholders with this Proxy Statement. Additional copies may be obtained by shareholders without charge by written or oral request to Investor Relations, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052, telephone (425) 936-6847 (option 1), or may be accessed on the internet at www.sec.gov.

Householding

Only one copy of the Annual Report and proxy materials is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of these materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Shareholders residing at the same address and currently receiving only one copy of these materials may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Shareholders residing at the same address and currently receiving multiple copies of these materials may contact Investor Relations to request that only a single copy of these materials may be mailed in the future. Contact Investor Relations by phone at (425) 936-6847 (option 1), by mail to Investor Relations, MicroVision, Inc., 18390 NE 68th Street, Redmond, Washington 98052, or by e-mail to ir@microvision.com.

Voting by Telephone or the Internet

Provision has been made for you to vote your shares of common stock by telephone or via the internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

Votes submitted by telephone or via the internet must be received by 8:59 p.m., Seattle, Washington time, on June 4, 2024. Submitting your vote by telephone or via the internet will not affect your right to vote during the virtual meeting via the internet.

The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Shareholders voting via the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, which must be borne by the shareholder.

MicroVision

MICROVISION, INC.
18390 NE 68TH STREET
REDMOND, WA 98052

SCAN TO
VIEW MATERIALS & VOTE

**VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to www.virtualshareholdermeeting.com/MVIS2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. To elect the eight nominees for director named in the proxy statement. | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

Nominees

01) Simon Biddiscombe
02) Robert P. Carlile
03) Jeffrey A. Herbst
04) Sumit Sharma
05) Peter Schabert
06) Jada Smith
07) Mark B. Spitzer
08) Brian V. Turner

The Board of Directors recommends you vote FOR proposals 2 and 3.

| | For | Against | Abstain |
|---|---|---|---|
| 2. To approve on a non-binding advisory basis the compensation of the Company's named executive officers. | ☐ | ☐ | ☐ |
| 3. To ratify the selection of Moss Adams LLP as the Company's independent registered public accounting firm for the current fiscal year. | ☐ | ☐ | ☐ |

NOTE: The Board of Directors recommends a vote FOR the election of eight nominees for director, a vote FOR the approval, on an advisory basis, of the compensation of the Company's named executive officers, and a vote FOR ratification of the selection of Moss Adams LLP as the Company's independent registered public accounting firm.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

0000645939_1 R1.0.0.6

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Combined Document is available at www.proxyvote.com

**MICROVISION, INC.**
**ANNUAL MEETING JUNE 5, 2024**
**PROXY SOLICITED BY BOARD OF DIRECTORS**

The undersigned hereby appoints Sumit Sharma and Drew Markham, and each of them, each with power to appoint his or her substitute, as proxies to vote and act at the 2024 Annual Meeting of Shareholders of MicroVision, Inc. (the "Company") to be held on June 5, 2024, or any adjournment or postponement thereof with respect to the number of shares of common stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies to vote as designated on the matters on the reverse side, as described in the accompanying notice of the 2024 Annual Meeting and proxy statement, receipt of which is acknowledged. All proxies previously given by the undersigned in respect of the 2024 Annual Meeting are hereby revoked.

**The shares represented by this proxy will be voted as specified herein, but if no specification is made, this proxy will be voted FOR proposals 1-3. The proxies may vote in their discretion as to other matters that may come before this meeting or any adjournment or postponement thereof.**

0000645939_2 R1.0.0.6

**Continued and to be signed on reverse side**